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                                                                    EXHIBIT 99.1

                            [Logo of Antares Pharma]

Contact Information
Dr. Roger Harrison       CEO / President                          (610) 458-6200
Lawrence M. Christian    CFO / Vice President - Finance           (610) 458-6200
Robert Bauer             Investor Relations, Bluefire Partners    (612) 344-1016


   ANTARES PHARMA ANNOUNCES COMPLETION OF INITIAL FUNDING

Exton, Pennsylvania-- July 15, 2002-- Antares Pharma, Inc. (Nasdaq: ANTR) today announced that it has closed on $2 million of its private placement of 10% convertible debentures. This placement constitutes the initial funding of a possible $12 million financing with a group of institutional investors. Spencer Trask Ventures, Inc., coordinated the fund raising effort.

   Lawrence Christian, Chief Financial Officer and Vice President, Finance of the Company, commented, "We are pleased to have secured this investment. The funds will be used to support ongoing operations of the Company and will allow us to focus on implementation of our 2002 Business Plan."

About Antares Pharma

Antares Pharma develops pharmaceutical delivery systems, including needle-free and mini-needle injector systems and transdermal gel technologies. These delivery systems are designed to improve both the efficiency of drug therapies and the patient's quality of life. The Company currently distributes its needle-free injector systems for the delivery of insulin and growth hormone in more than 20 countries and an estradiol transdermal patch for hormone replacement therapy. In addition, Antares Pharma has five products under development and is conducting ongoing research to create new products that combine various elements of the Company's technology portfolio. Antares Pharma has corporate headquarters in Exton, Pennsylvania, with production and research facilities in Minneapolis, Minnesota, and research facilities in Basel, Switzerland.

   Statements included in this press release that are not historical in nature are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could case actual results to differ materially and which are identified from time to time in the Company's reports filed with the U.S. Securities and Exchange Commission. Antares Pharma claims the protection of the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     For more information, visit Antares Pharma's web site at www.antarespharma.com.
     Information included on the Company's website is not incorporated herein by reference or otherwise.

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                                 Exhibit 99.1-1